Exhibit 99.1
FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS FOURTH QUARTER AND
FULL-YEAR 2013 RESULTS AND ANNOUNCES ADDITIONAL $500 MILLION SHARE REPURCHASE AUTHORIZATION

•	23% increase in fourth quarter diluted earnings per share to $1.40

•	Fourth quarter comparable store sales increase of 5.4%

•	Full-year record operating margin of 16.6%

•	Aggregate authorization under share repurchase program increased to $4.0 billion

Springfield, MO, February 5, 2014 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq: ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenues and earnings for its fourth quarter and full year ended December 31, 2013. The results represent 21 consecutive years of comparable store sales growth and record revenue and operating income for O’Reilly since becoming a public company in April of 1993.

4th Quarter Financial Results
Sales for the fourth quarter ended December 31, 2013, increased $133 million, or 9%, to $1.62 billion from $1.49 billion for the same period one year ago. Gross profit for the fourth quarter increased to $819 million (or 50.5% of sales) from $750 million (or 50.4% of sales) for the same period one year ago, representing an increase of 9%. Selling, general and administrative expenses (“SG&A”) for the fourth quarter increased to $564 million (or 34.8% of sales) from $527 million (or 35.4% of sales) for the same period one year ago, representing an increase of 7%. Operating income for the fourth quarter increased to $256 million (or 15.8% of sales) from $223 million (or 15.0% of sales) for the same period one year ago, representing an increase of 15%.

Net income for the fourth quarter ended December 31, 2013, increased $20 million, or 15%, to $152 million (or 9.4% of sales) from $133 million (or 8.9% of sales) for the same period one year ago. Diluted earnings per common share for the fourth quarter increased 23% to $1.40 on 109 million shares versus $1.14 for the same period one year ago on 116 million shares.

“We are very pleased to report we finished 2013 with another strong quarter of record-breaking results. Thanks to the continued hard work of Team O’Reilly, we generated a 23% increase in diluted earnings per share for the fourth quarter, which represents our 20th consecutive quarter of 15% or greater adjusted diluted earnings per share growth,” commented Greg Henslee, the Company’s President and CEO. “Our dedicated Team Members delivered a comparable store sales increase of 5.4% for the fourth quarter, which exceeded our expectations. Our Team’s continued focus on expense management and profitable growth resulted in a record breaking fourth quarter operating margin of 15.8%. I would like to take this opportunity to thank the 62,000 members of Team O’Reilly for their dedication and hard work and congratulate them on another record-breaking quarter. Our Team’s commitment to providing consistently excellent customer service remains the key to our current and long-term success.”

Full-Year Financial Results
Sales for the year ended December 31, 2013, increased $467 million, or 8%, to $6.65 billion from $6.18 billion for the same period one year ago. Gross profit for the year ended December 31, 2013, increased to $3.37 billion (or 50.7% of sales) from $3.10 billion (or 50.1% of sales) for the same period one year ago, representing an increase of 9%. SG&A for the year ended December 31, 2013, increased to $2.27 billion (or 34.1% of sales) from $2.12 billion (or 34.3% of sales) for the same period one year ago, representing an increase of 7%. Operating income for the year ended December 31, 2013, increased to $1.10 billion (or 16.6% of sales) from $977 million (or 15.8% of sales) for the same period one year ago, representing an increase of 13%.

Net income for the year ended December 31, 2013, increased $85 million, or 14%, to $670 million (or 10.1% of sales) from $586 million (or 9.5% of sales) for the same period one year ago. Diluted earnings per common share for the year ended December 31, 2013, increased 27% to $6.03 on 111 million shares versus $4.75 for the same period one year ago on 123 million shares.

Mr. Henslee stated, “Diluted earnings per share increased 27% to $6.03 in 2013, representing our fifth consecutive year of 25% or greater adjusted earnings per share growth, driven by our industry-leading comparable store sales increase of 4.3% and our record full-year operating profit of 16.6%. We are pleased to consistently deliver these record-breaking results to our shareholders, and I would once again like to thank and congratulate Team O’Reilly on another year of meeting our sales and profitability goals.”

Mr. Henslee continued, “2014 is off to a strong start, with the opening of our 25th distribution center in central Florida. As we previously discussed, this new DC will allow us to better support our growing store base in central Florida and continue growing into southern Florida. We also continue to believe in the strength of the long-term demand drivers for our business, and we are committed to the consistent execution of our proven dual market strategy. Based on our confidence in our industry fundamentals and business model, we are establishing our comparable store sales growth guidance range of 4% to 6% for the first quarter and 3% to 5% for the full year of 2014, as we look forward to another successful and profitable year.”

Share Repurchase Program
During the fourth quarter ended December 31, 2013, the Company repurchased 2.0 million shares of its common stock at an average price per share of $124.11, for a total investment of $246 million. During the year ended December 31, 2013, the Company repurchased 8.5 million shares of its common stock at an average price per share of $109.38, for a total investment of $933 million. Subsequent to the end of the fourth quarter and through the date of this release, the Company did not repurchase a material number of shares of its common stock. The Company has repurchased a total of 40.6 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $82.61, for a total aggregate investment of $3.35 billion.

Today, the Company also announced that its Board of Directors approved a resolution to increase the authorization amount under its share repurchase program by an additional $500 million, raising the aggregate authorization under the program to $4.0 billion. The additional $500 million authorization is effective for a three-year period, beginning on February 5, 2014. Stock repurchases under the program may be made from time to time, as the Company deems appropriate, solely through open market repurchases effected through a broker dealer at prevailing market prices, based on a variety of factors such as price, corporate requirements and overall market conditions. There can be no assurance as to the number of shares the Company will purchase, if any. The share repurchase program may be increased or otherwise modified, renewed, suspended or terminated by the Company at any time, without prior notice. As of the date of this release, the Company had approximately $645 million remaining under its current share repurchase authorizations.

4th Quarter and Full-Year Comparable Store Sales Results
Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores, sales to Team Members and sales from the acquired VIP stores due to the significant change in the business model and lack of historical data. Comparable store sales increased 5.4% for the fourth quarter ended December 31, 2013, versus 4.2% for the same period one year ago. Comparable store sales increased 4.3% for the year ended December 31, 2013, versus 3.8% for the same period one year ago.

1st Quarter and Full-Year 2014 Guidance
The table below outlines the Company’s guidance for selected first quarter and full-year 2014 financial data:

	For the Three Months Ending	For the Year Ending
	March 31, 2014	December 31, 2014
New store openings		200
Comparable store sales	4% to 6%	3% to 5%
Total revenue		$7.0 billion to $7.2 billion
Gross profit as a percentage of sales		50.9% to 51.4%
Operating income as a percentage of sales		17.0% to 17.4%
Diluted earnings per share (1)	$1.53 to $1.57	$6.74 to $6.84
Capital expenditures		$390 million to $420 million
Free cash flow (2)		$570 million to $620 million

(1)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.
(2)	Calculated as net cash provided by operating activities less capital expenditures for the period.

Non-GAAP Information
This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”). These items include rent-adjusted debt to earnings before interest, taxes, depreciation, amortization, share-based compensation and rent (“EBITDAR”) and free cash flow. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of adjusted debt to EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations. The Company believes this non-GAAP information is useful to investors as well. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

Earnings Conference Call Information
The Company will host a conference call on Thursday, February 6, 2014, at 10:00 a.m. central time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company’s website at www.oreillyauto.com by clicking on “Investor Relations” and then “News Room.” Interested analysts are invited to join the call. The dial-in number for the call is (847) 585-4405; the conference call identification number is 36124418. A replay of the conference call will be available on the Company’s website through February 5, 2015.

About O’Reilly Automotive, Inc.
O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets. Visit the Company’s website at www.oreillyauto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs. As of December 31, 2013, the Company operated 4,166 stores in 42 states.

Forward-Looking Statements
The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “expect,” “believe,” “anticipate,” “should,” “plan,” “intend,” “estimate,” “project,” “will” or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental regulations, the Company’s increased debt levels, credit ratings on public debt, the Company’s ability to hire and retain qualified employees, risks associated with the performance of acquired businesses, weather, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the “Risk Factors” section of the annual report on Form 10-

K for the year ended December 31, 2012, for additional factors that could materially affect the Company’s financial performance. Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor & Media Contact
Mark Merz (417) 829-5878

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31, 2013	December 31, 2012
	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$231,318	$248,128
Accounts receivable, net	131,504	122,989
Amounts receivable from vendors	66,619	58,185
Inventory	2,375,047	2,276,331
Other current assets	30,713	27,315
Total current assets	2,835,201	2,732,948

Property and equipment, at cost	3,606,837	3,269,570
Less: accumulated depreciation and amortization	1,181,734	1,057,980
Net property and equipment	2,425,103	2,211,590

Notes receivable, less current portion	13,066	5,347
Goodwill	756,225	758,410
Other assets, net	37,613	40,892
Total assets	$6,067,208	$5,749,187

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,056,521	$1,929,112
Self-insurance reserves	57,700	54,190
Accrued payroll	65,520	60,120
Accrued benefits and withholdings	41,262	42,417
Deferred income taxes	20,222	19,472
Income taxes payable	—	5,932
Other current liabilities	181,718	161,400
Current portion of long-term debt	67	222
Total current liabilities	2,423,010	2,272,865

Long-term debt, less current portion	1,396,141	1,095,734
Deferred income taxes	80,713	79,544
Other liabilities	201,023	192,737

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
105,939,766 as of December 31, 2013, and
112,963,413 as of December 31, 2012	1,059	1,130
Additional paid-in capital	1,118,929	1,083,910
Retained earnings	846,333	1,023,267
Total shareholders’ equity	1,966,321	2,108,307

Total liabilities and shareholders’ equity	$6,067,208	$5,749,187

Note: The balance sheet at December 31, 2012, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Note)
Sales	$1,621,234	$1,488,385	$6,649,237	$6,182,184
Cost of goods sold, including warehouse and distribution expenses	801,934	738,001	3,280,236	3,084,766
Gross profit	819,300	750,384	3,369,001	3,097,418

Selling, general and administrative expenses	563,540	527,413	2,265,516	2,120,025
Operating income	255,760	222,971	1,103,485	977,393

Other income (expense):
Interest expense	(12,912)	(11,478)	(49,074)	(40,200)
Interest income	532	591	1,992	2,441
Other, net	517	593	2,539	1,887
Total other expense	(11,863)	(10,294)	(44,543)	(35,872)

Income before income taxes	243,897	212,677	1,058,942	941,521
Provision for income taxes	91,550	79,875	388,650	355,775
Net income	$152,347	$132,802	$670,292	$585,746

Earnings per share-basic:
Earnings per share	$1.43	$1.16	$6.14	$4.83
Weighted-average common shares outstanding – basic	106,898	114,439	109,244	121,182

Earnings per share-assuming dilution:
Earnings per share	$1.40	$1.14	$6.03	$4.75
Weighted-average common shares outstanding – assuming dilution	108,738	116,308	111,101	123,314

Note: The income statement for the year ended December 31, 2012, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Year Ended December 31,
	2013	2012
	(Unaudited)	(Note)
Operating activities:
Net income	$670,292	585,746
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	183,180	177,106
Amortization of debt discount and issuance costs	2,054	1,788
Excess tax benefit from stock options exercised	(30,811)	(38,631)
Deferred income taxes	1,919	8,162
Share-based compensation programs	21,722	22,026
Other	7,405	7,464
Changes in operating assets and liabilities:
Accounts receivable	(16,937)	4,404
Inventory	(96,876)	(276,904)
Accounts payable	127,178	645,706
Income taxes payable	24,777	71,346
Other	14,123	43,342
Net cash provided by operating activities	908,026	1,251,555

Investing activities:
Purchases of property and equipment	(395,881)	(300,719)
Proceeds from sale of property and equipment	1,731	3,044
Payments received on notes receivable	5,396	4,157
Other	—	(23,889)
Net cash used in investing activities	(388,754)	(317,407)

Financing activities:
Proceeds from the issuance of long-term debt	299,976	298,881
Payment of debt issuance costs	(2,967)	(2,376)
Principal payments on capital leases	(224)	(935)
Repurchases of common stock	(933,028)	(1,445,287)
Excess tax benefit from stock options exercised	30,811	38,631
Net proceeds from issuance of common stock	69,350	63,514
Net cash used in financing activities	(536,082)	(1,047,572)

Net decrease in cash and cash equivalents	(16,810)	(113,424)
Cash and cash equivalents at beginning of year	248,128	361,552
Cash and cash equivalents at end of year	$231,318	$248,128

Supplemental disclosures of cash flow information:
Income taxes paid	$362,596	$274,637
Interest paid, net of capitalized interest	46,760	34,655

Note: The cash flow statement for the year ended December 31, 2012, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(Unaudited)

		For the Year Ended
		December 31,
Adjusted Debt to EBITDAR:		2013	2012
(In thousands, except adjusted debt to EBITDAR ratio)
GAAP debt		$1,396,208	$1,095,956
Add:	Letters of credit	51,715	57,281
	Discount on senior notes	3,890	4,366
	Six-times rent expense	1,529,352	1,445,214
Adjusted debt		$2,981,165	$2,602,817

GAAP net income		$670,292	$585,746
Add:	Interest expense	49,074	40,200
	Provision for income taxes	388,650	355,775
	Depreciation and amortization	183,180	177,106
	Share-based compensation expense	21,722	22,026
	Rent expense	254,892	240,869
EBITDAR		$1,567,810	$1,421,722

Adjusted debt to EBITDAR		1.90	1.83

	December 31,
	2013	2012
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.4	1.4
Inventory turnover, net of payables (2)	10.7	7.4
Average inventory per store (in thousands) (3)	$570	$573
Accounts payable to inventory (4)	86.6%	84.7%
Return on equity (5)	33.2%	23.8%
Return on assets (6)	11.1%	10.2%

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Selected Financial Information (in thousands):
Capital expenditures	$96,370	$83,378	$395,881	$300,719
Free cash flow (7)	$91,808	$135,051	$512,145	$950,836
Depreciation and amortization	$47,109	$44,610	$183,180	$177,106
Interest expense	$12,912	$11,478	$49,074	$40,200
Lease and rental expense	$63,987	$61,305	$254,892	$240,869

Store and Team Member Information:
	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Beginning store count	4,135	3,896	3,976	3,740
New stores opened	32	24	195	185
Stores acquired	—	56	—	56
Stores closed	(1)	—	(5)	(5)
Ending store count	4,166	3,976	4,166	3,976

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Total employment	61,909	53,063
Square footage (in thousands)	30,077	28,628
Sales per weighted-average square foot (8)	$53.64	$52.91	$223.95	$223.55
Sales per weighted-average store (in thousands) (9)	$387	$377	$1,614	$1,590

(1)
Calculated as cost of goods sold for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.

(2)
Calculated as cost of goods sold for the last 12 months divided by average net inventory. Average net inventory is calculated as the average of inventory less accounts payable for the trailing four quarters used in determining the denominator.

(3)	Calculated as inventory divided by store count at the end of the reported period.
(4)	Calculated as accounts payable divided by inventory.
(5)
Calculated as net income for the last 12 months divided by average total shareholders' equity. Average total shareholders' equity is calculated as the average of total shareholders' equity for the trailing four quarters used in determining the denominator.

(6)
Calculated as net income for the last 12 months divided by average total assets. Average total assets is calculated as the average of total assets for the trailing four quarters used in determining the denominator.

(7)	Calculated as net cash provided by operating activities less capital expenditures for the period.
(8)
Calculated as sales less jobber sales, divided by weighted-average square footage. Weighted-average square footage is determined by weighting store square footage based on the approximate dates of store openings, acquisitions, expansions or closings.

(9)	Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average stores is determined by weighting stores based on their approximate opening, acquisitions or closing dates.